Exhibit 23.4

CONSENT OF REX CLAIR BRYAN

The undersigned hereby states as follows:

I, Rex Clair Bryan, assisted with the preparation of the “S-K 1300 Technical Report Summary - Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” effective date December 31, 2021 issue date February 9, 2022 for Vista Gold Corp. (the Company”), portions of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports and the reference to my name as set forth in the Form 10-K.

/s/ Rex Clair Bryan
Name: Rex Clair Bryan

Date: September 2, 2022